CERTIFICATE OF DESIGNATION, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                         BRISTOL RETAIL SOLUTIONS, INC.

                         (Pursuant to Section 151 of the
                General Corporation law of the State of Delaware)

         BRISTOL RETAIL SOLUTIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article Four of its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as Series B Preferred Stock.

         RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be, and hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

         1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be One Million (1,000,000). The stated value shall be One Dollar ($1.00) per share (the "Stated Value").

         2. DIVIDENDS. The holders of shares of Series B Preferred Stock shall be entitled to receive semi-annually commencing January 15, 2000 and each July 15 and January 15, thereafter, out of any assets legally available therefor, cumulative dividends, at the rate of twelve percent (12%) per annum of the original issue price of the Series B Preferred Stock.

         3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the sum of (A) $1.00 for each outstanding share of Series B Preferred Stock (the "Original Issue Price" for the Series B Preferred Stock) and (B) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

         4. REDEMPTION.

                  (a) At any time after the date of issuance of the Series B Preferred Stock, this Corporation may redeem, from any source of funds legally available therefor, some or all of the outstanding Series B Preferred Stock (the date of each such redemption being referred to herein as the "Series B Redemption Date"). The Corporation shall effect such redemption on the Series B Redemption Date by paying in exchange for each share of Series B Preferred Stock to be redeemed an amount in cash (the "Series B Redemption Price") equal to the Original Issue Price and an amount equal to all declared but unpaid dividends due to the date of such redemption.

         Any partial redemption effected pursuant to this Section (4)(a) shall be made on a pro-rata basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

                  (b) At least 10 days prior to the Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 4(c), on or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (c) From and after the Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holder of Series A Preferred Stock (except the right to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

         5. VOTING RIGHTS. Holders of shares of the Series B Preferred Stock shall have no voting rights, except as required by law.

         6. CONVERSION. The Series B Preferred Stock is not convertible.

         IN WITNESS WHEREOF, BRISTOL RETAIL SOLUTIONS, INC. has caused this Certificate of Designation, Preferences and Rights of Series B Preferred Stock to be duly executed by its Chief Financial Officer and attested to by its Executive Assistant and has caused its corporate seal to be affixed hereto this 15 day of April, 1999.


                                       BRISTOL RETAIL SOLUTIONS, INC.


                                       By: /s/Michael S. Shimada
                                          ------------------------------
                                       Name: Michael S. Shimada
                                            ----------------------------
                                       Its. : Chief Financial Officer
                                             ---------------------------
(Corporate seal)

ATTEST:

 /s/Sharon Boyer
----------------------------